Exhibit 10.29

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of May 16, 2025, by and between Lifeward, Inc., a Delaware corporation (the “Company”) (together with its present or future subsidiaries and affiliates, the “Group Companies”), with offices at 200 Donald Lynch Boulevard, Marlboro, MA 01752 and Mark Grant (the “Employee”) of Charlotte, North Carolina.

WITNESSETH:

WHEREAS the Company desires to enter into employment with the Employee, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.          Employment.

(a)          The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, beginning on June 2, 2025, unless another date is agreed to by the Employee and the Company (such first date of the Employee’s employment with the Company, the “Employment Start Date”) and continuing until terminated in accordance with the provisions of this Agreement (such period, the “Employment Term”).

(b)          This is a remote position.  The Employee will be working remotely from Charlotte, North Carolina; provided, however, the Employee will be expected to travel for business from time to time. Employee will ensure that the Company has reasonable notice of Employee’s travel within and without the United States.  The Company will reimburse the Employee for reasonable travel expenses to the Company’s Marlboro, Massachusetts office for no more than fifteen (15) days per month unless the Company requests additional days (prorated for any partial months of employment), subject to the Company’s reimbursement policies and practices as may be in effect from time to time. Notwithstanding the foregoing, the Company will reimburse Employee for all reasonable travel expenses to the extent the Company requests such travel.

(c)          The Employee affirms and represents that as of the Employment Start Date, he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee’s acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee’s undertakings under this Agreement.  The Employee must disclose to the Company any and all agreements relating to any prior employment that may affect the Employee’s eligibility to be employed by the Company or limit the manner in which the Employee may be employed.  In addition, the Employee agrees that the Employee will not bring any third-party confidential information to any Group Company, including that of any former employer, and that the Employee will not, in any way, use any such information in performing the Employee’s duties for the Group Companies.

(d)          The Employee’s employment with the Company will be “at will,” meaning that the Employee’s employment may be terminated by the Company or the Employee at any time and for any reason, subject to the terms of this Agreement.

2.          Duties.  The Employee shall be employed as the President and Chief Executive Officer (“CEO”) of the Company and of Lifeward Ltd., an Israeli company that is the parent company of the Company and that is publicly traded on the NASDAQ Stock Market (the “Parent Company”), shall faithfully and competently perform such duties as are customary in such position and shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors of the Company and the Board of Directors of the Parent Company (together, the “Board”) shall from time to time determine. The Employee shall report to the Board. Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability or non-profit public service activities, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Group Companies.  During the Employment Term, the Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Group Companies in a manner consistent with the duties of his position.  Notwithstanding the foregoing, the Employee shall be entitled to engage in volunteer services or participate as a director and/or investor in other for-profit or non-profit business enterprises and to engage in activities related thereto so long as such participation and activities do not (i) involve a substantial amount of the Employee’s time, (ii) impair the Employee’s ability to perform his duties under this Agreement, or (iii) violate the provisions of Section 12 of this Agreement; provided that Employee provides notice of such participation and engagement to the Board.

3.          Salary.  As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annualized rate of Four Hundred Thirty-Five Thousand Dollars ($435,000.00). The Employee’s base salary is subject to periodic review and adjustment by and in the discretion of the compensation committee of the Board (the “Compensation Committee”) and the Board.  The base salary in effect at any given time is referred herein as the “Base Salary.”  Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s payroll practices for senior executives from time to time in effect.

4.          Bonus.

(a)          Except as provided in Section 4(b) hereof, the Employee will be eligible for an annual discretionary performance bonus of up to seventy percent (70%) of the Employee’s Base Salary (the “Bonus”). The amount of the Bonus, if any, shall be subject to specific objectives and accomplishments as are determined by the Board or the Compensation Committee, which the Company will provide to Employee in writing at the beginning of the Employment for 2025.  For any subsequent year the Board or the Compensation Committee will endeavor to provide such objectives and accomplishments to the Employee in writing no later than the last day of the second month of the year, provided that Employee provides the information requested by the Board or the Compensation Committee to determine such objectives and accomplishments (including, without limitation, the annual operating plan for the Company) with sufficient time for review.  Payment of such Bonuses will be subject to the approval of the Compensation Committee. The Employee must be employed by the Company on the date the Bonus is paid to be eligible for such Bonus (and if the Employee is not so employed at such time, the Employed shall not be considered to have “earned” or “accrued” any Bonus with respect to the year in question). Performance that exceeds the agreed-upon objectives may allow for payment beyond the 70% target, to the extent determined by the Compensation Committee, the Board and the shareholders of the Parent Company.

(b)          For the period from the commencement of the Employment Term through December 31, 2025, the Employee shall be guaranteed to receive the Bonus at the minimum amount of seventy percent (70%) of the Employee’s Base Salary (which shall be pro-rated based on the number of days that Employee is employed by the Company in the 2025 fiscal year), provided that the Employee is employed by the Company on the date the Bonus is paid.

5.          Equity Compensation.

(a)          As of the commencement of employment, the Parent Company will grant the Employee an inducement grant of an option to purchase 400,000 ordinary shares of the Parent Company (the “Options”). The Options will vest in four equal annual installments, commencing as of the grant date, shall have an exercise price equal to the closing price of the Parent Company’s ordinary shares on the NASDAQ Stock Market on the date of grant, and shall have such other terms set forth in an award agreement between the Parent Company and Employee.

(b)          In addition to the inducement grant described above, the Company will consider granting the Employee additional equity awards on an annual basis as per the Company’s Compensation Policy.

6.          Other Benefits.

(a)          During the Employment Term, the Employee shall:

(i)          be eligible to participate (on terms at least as favorable as other executive employees) in employee fringe benefits and pension and/or profit-sharing plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(ii)          be entitled to fully paid medical and dental coverage under the Company’s health care policy for its executive employees and their dependents in accordance with the provisions of such Company’s health care policy, as the same may be in effect from time to time;

(iii)          be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four (4) calendar weeks);

(iv)          be entitled to all paid holidays given by the Company to its senior executive officers;

(v)          be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

(vi)          be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company’s normal policies from time to time in effect.

(b)          Unless otherwise required by applicable Company policy or applicable law, any accrued unused vacation days or other paid time off remaining at the end of a given year or when the Employee’s employment terminates shall be forfeited and not paid out.

7.          Confidential Information.  The Employee hereby covenants, agrees and acknowledges as follows:

(a)          The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Group Companies, including but not limited to (i) inventions; designs; specifications; materials to be used in products and manufacturing processes; customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations; and (iii) all other tangible and intangible property, which are used in the business and operations of the Group Companies but not made public. The information and trade secrets relating to the business of the Group Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a non-confidential basis from a source (other than the Group Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Group Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

(b)          The Employee shall not disclose, use or make known for his or another’s benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Group Companies in the performance of the Employee’s duties under this Agreement.  The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party’s request for such information, which notice shall include the Employee’s intent with respect to such request.

(c)          The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 7 would be inadequate and, therefore, agrees that the Group Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Group Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

(d)          The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(e)          The obligations of the Employee under this Section 7 shall, except as otherwise provided herein, survive the termination of the Employment Term and the termination of this Agreement.

(f)          Without limiting the generality of Section 13 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 7 shall be binding upon the Employee’s heirs, successors and legal representatives.

8.          Termination.

(a)          The Employee’s employment hereunder shall be terminated upon the occurrence of any of the following:

(i)           the death of the Employee;

(ii)          the Employee’s inability to perform the essential functions of his then-existing duties on account of disability or incapacity, with or without a reasonable accommodation, for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

(iii)          the Company giving written notice, at any time, to the Employee that the Employee’s employment is being terminated for Cause (as defined below);

(iv)          the Employee giving written notice of his termination of employment without Good Reason, provided that the Employee must provide the Company with at least thirty (30) days’ advanced written notice;

(v)           the Employee giving written notice of his termination of employment for Good Reason; or

(vi)          the Company giving written notice to the Employee that the Employee’s employment is being terminated by the Company other than pursuant to clause (i), (ii), or (iii) above.

(b)          In the event that the Employee’s employment is terminated pursuant to clause (i), (ii), (iii), or (iv) of Section 8(a) above, the Company shall pay to the Employee (i) any Base Salary earned through the date of termination and unpaid expense reimbursements (the latter subject to, and in accordance with, this Agreement and the Company’s policies and practices as may be in effect from time to time); (ii) any other earned but unpaid wages required to be paid by law; and (iii) any vested benefits the Employee may have under any employee benefit plan of the Company through the termination date, which vested benefits will be provided in accordance with the terms of such applicable employee benefit plan(s) (collectively, the “Accrued Benefits”).

(c)         In the event that the Employee’s employment is terminated pursuant to clause (v) or (vi) of Section 8(a) above, the Company shall pay to the Employee the Employee’s Accrued Benefits and, subject to the Employee signing a Separation Agreement and the Separation Agreement becoming effective and irrevocable:

(i)          salary continuation at the Employee’s Base Salary rate for six (6) months following the date of termination (the “Severance Pay”);

(ii)          a payment equal to  the amount of the Employee’s Target Bonus for the then-current year paid in six (6) substantially equal installments over a six-month period and in accordance with the Company’s standard payroll practices; and

(iii)        subject the Employee’s eligibility for and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Employee a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company until the earliest of (A) the end of the period over which the Company pays the Severance Pay; (B) the Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Employee’s coverage continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  The Employee authorizes the Company to deduct the Employee’s monthly contribution to group health insurance premiums from the Severance Pay.

(d)          For purposes of this Agreement:

(i)          “Cause” means (A) an indictment for or conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, having committed a felony, (B) abuse of controlled substances or alcohol, (C) acts of dishonesty or moral turpitude by the Employee that cause harm to any of the Group Companies, (D) acts or omissions by the Employee that the Employee should reasonably know were likely to damage the business of any of the Group Companies, (E) negligence by the Employee in the performance of, or disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which negligence or disregard continue un-remedied for a period of fifteen (15) days after written notice thereof to the Employee, or (F) failure by the Employee to obey the reasonable and lawful orders and policies of the Board that are consistent with the provisions of this Agreement.

(ii)          “Change of Control” has the meaning set forth in Section 2.10 of Lifeward’s Amended and Restated 2014 Incentive Compensation Plan.

(iii)          “Good Reason” means that the Employee has completed all steps of the Good Reason Process following the occurrence of a Good Reason Condition that has not been approved in writing by the Employee.

(iv)          “Good Reason Condition” means: (A) a material diminution in the Employee’s responsibilities, authority or duties; (B) a ten percent (10%) or greater reduction in the Base Salary (other than across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company); (C) a requirement that Employee relocate from Charlotte, North Carolina; (D) a requirement that Employee work away from Charlotte, North Carolina more than fifteen days per month in three or more consecutive months; or (D) a material breach by the Company of this Agreement.

(v)          “Good Reason Process” consists of the following steps: (A) the Employee reasonably determines in good faith that a Good Reason Condition has occurred; (B) the Employee notifies the Company in writing of the first occurrence of the Good Reason Condition within ninety (90) days of the first occurrence of such condition; (C) the Employee cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and (E) the Employee terminates employment within thirty (30) days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(vi)          For purposes of this Agreement, “Separation Agreement” means a separation agreement containing, among other provisions, a general release of any employment related claims in favor of the Group Companies and their related persons; litigation and regulatory cooperation; and non-disparagement, in a form and manner satisfactory to the Company.

9.          Severance Payments in Event of Change of Control.

(a)          In the event that the Employee’s employment with the Company is terminated pursuant to clause (v) or (vi) of Section 8(a) of this Agreement, and such termination occurs within ninety (90) days prior to a Change of Control or twelve (12) months immediately following a Change of Control, the Employee shall be entitled to the Accrued Benefits and, subject to the Employee signing a Separation Agreement and the Separation Agreement becoming effective and irrevocable:

(i)          salary continuation at the Employee’s Base Salary rate for twelve (12) months following the date of termination (the “Change of Control Severance Pay”);

(ii)          a lump-sum payment equal to  the amount of the Employee’s Target Bonus for the then-current year; and

(iii)          subject  the Employee’s eligibility for and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Employee a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company until the earliest of (A) the end of the period over which the Company pays the Change of Control Severance Pay; (B) the Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Employee’s coverage continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  The Employee authorizes the Company to deduct the Employee’s monthly contribution to group health insurance premiums from the Change in Control Severance Pay.

(b)          If the Employee is eligible for the severance payments in accordance with Section 9(a), the provisions of Section 9(a) shall apply in lieu of, and expressly supersede, the provisions of Section 8(c).  For the avoidance of doubt, the Employee understands that in no event will the Employee be entitled to severance payments and benefits under both Section 8(c) and 9(a) of this Agreement.

(c)          The Company shall pay the Severance Pay or Change of Control Severance Pay, as applicable, in substantially equal installments in accordance with the Company’s payroll practices commencing within sixty (60) days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay or Change of Control Severance Pay, as applicable, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

10.          Non-Assignability.

(a)          Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 10(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

(b)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

11.          Inventions.  Any and all inventions, innovations or improvements (“Inventions”) made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Employment Term which may be directly or indirectly useful in, or relate to, the business of the Group Companies shall be promptly and fully disclosed by the Employee to the Board and shall be the Company’s exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board all papers, drawings, models, data and other material relating to any Inventions made, developed or created by him as aforesaid.  The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights to the Company with respect to such Inventions as are to be the Company’s exclusive property as against the Employee or to vest in the Company title to such Inventions as against the Employee.  The expense of securing any such patent or copyright shall be borne by the Company.

12.          Restrictive Covenants.

(a)          Non-Competition.

(i)          During the Restricted Period (as defined below), the Employee will not (as a director, officer, executive employee, manager, consultant, independent  contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Group Companies within the meaning of Section 12(d) below; provided, however, that the provisions of this Section 12(a)(i) shall not be deemed to prohibit the Employee’s ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company in competition with any of the Group Companies, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business in competition with any of the Group Companies.  The geographic territory within which this Section 12(a)(i) applies to all locations where the Group Companies conduct business.

(ii)          “Restricted Period” shall mean the Employment Term and the twelve (12) month period immediately following the termination of Employee’s employment.

(b)          Non-Solicitation of Employees.  During the Restricted Period, the Employee will not induce or attempt to induce any employee of any of the Group Companies to leave the employ of the Company, or in any way interfere with the relationship between any fo the Group Companies and any employee thereof.

(c)          Non-Solicitation of Customers.  During the Restricted Period, the Employee shall not other than for the benefit of the Group Companies during the Employee’s employment with the Company, solicit or transact any business with any Customers, in either case with the purpose or effect of (i) competing with the Company or (ii) causing any such Customer to reduce or terminate such Customer’s business relationship with any of the Group Companies.  For purposes of this Section 12(c), “Customers” shall mean Group Company customers and customer prospects, in either case with whom or which the Employee had material contact during the last twelve (12) months of the Employee’s employment with the Company or about whom or which the Employee learned confidential information during his employment with the Company.

(d)          Non-Interference.  During the Employment Term and, in the event the Employee’s employment is terminated by the Company pursuant to clause (iv) or (vi) of Section 8(a) above, during the twelve (12) month period following such termination (provided that, in the case of a termination pursuant to clause (vi) of said Section 8(a), any payments required pursuant to Section 8(b) hereof are made in full), the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the if such action by him would have a material adverse effect on the business, assets or financial condition of the Company, or materially interfere with the relationship between any such person or entity and the Company.

(e)          Certain Definitions.  For purposes of this Section 12, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of any of the Group Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with any of the Group Companies, if such person or entity is engaged in a business involving the marketing, distributing or selling, directly or indirectly, a product that directly competes with a product developed, manufactured, marketed, distributed or sold by any of the Group Companies within the two years prior to the last day of the Employee’s employment.

(f)          Certain Representations of the Employee.  In connection with the foregoing provisions of this Section 12, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 12 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Group Companies.  It is understood and agreed that the covenants made by the Employee in this Section 12 (and in Section 7 hereof) shall survive the termination of this Agreement.

(g)          Injunctive Relief.  The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 12 hereof would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

13.          Binding Effect.  Without limiting or diminishing the effect of Section 7 or Section 12 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

14.          Notices.  All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile or email confirmed in writing to the recipient, if to the Company at the Company’s principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto; provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

15.          Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

16.          Severability.  The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 7 or 12 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 7 or 12 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.  If any part of this Agreement other than Section 7 or 12 is held by a court of competent jurisdiction  to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

17.          Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

18.          Entire Agreement; Modifications.  This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof.  This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

19.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

/s/ Mark Grant	/s/ Joseph Turk
Mark Grant	Joseph Turk
Chairman of the Board
Lifeward, Inc.